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                                                                    Exhibit 10.7

                                                  Building M-11 - 50,400 s.f.
                                                  Term: 10/01/94 - 09/30/99
                                                  Option 10/01/99 - 09/30/04


PROFORM FITNESS PRODUCTS, INC.
1500 South 1000 West
Logan, Utah 84321

                                 LEASE AGREEMENT
                                 (Real Property)

     THIS LEASE AGREEMENT (hereinafter "Agreement") , is made and entered into this 1st day of October, 1994 , by and between FREEPORT CENTER ASSOCIATES (hereinafter referred to as "Landlord") and PROFORM FITNESS PRODUCTS, INC., a Utah corporation, (hereinafter referred to as "Tenant").

                                    RECITALS:

     A. Landlord is the owner of the certain real property more fully described on Exhibit "A", attached hereto and by this reference incorporated herewith.

     B. Tenant is a Utah corporation engaged in the manufacture and sale of exercise equipment.

     C. Tenant is in need to suitable space within which he may conduct some portion of its operations.

     D. Landlord and Tenant have communicated to one another the above-described circumstances and their respective desires to lease the real property described on Exhibit "A" hereto, and have heretofore negotiated the terms of this Agreement and desire to memorialize the terms thereof by this instrument.

     NOW, THEREFORE, in consideration of the above premises, the covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and Tenant hereby agree as follows:

                                ARTICLE I - LEASE

     1.01. Lease of Property. In consideration of the rents, covenants and agreements hereinafter set forth, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the real property described on Exhibit "A" hereto, located in Davis county, Utah, together with

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all improvements and fixtures presently associated therewith, all of which is referred to hereinafter as the "Subject Property".

     1.02. Term. The term of this Lease shall be for a total period of Five Years ( 60 ) months, commencing on the date of this Agreement and ending Sept. 30, 1999, and on a month to month basis for up to eight additional months plus any additional periods that the Tenant may so elect pursuant to Paragraph 1.03, below.

     Should Tenant holdover the demised premises or any part thereof after the expiration of the term of this Lease, unless otherwise agreed in writing, such holding over shall constitute a tenancy from month-to-month only, and Tenant shall pay a sun equal to one and one-half (1 1/2) times the monthly rental provided herein, payable monthly in advance, but otherwise on the same terms and conditions as herein provided, except as to any provisions hereof relating to renewals of extensions.

     1.03 Additional Periods. Provided that Tenant is not in default of the terms of this Lease at the time of notification or the effective date of the extended term of this Agreement, Tenant shall have the option to renew and extend this Agreement for one (1) additional five (51) year period, upon the terms and conditions stated herein, upon giving Landlord written notice of such intent to renew no later than sixty (60) days prior to the expiration of the term of this Agreement. The monthly rent for the one five-year option period to be:

     Oct. 1, 1999 - Sept. 30, 2004           $ 17,500 month

     1.04 Lease Payments. Tenant agrees to pay without offset or deduction, and Landlord agrees to accept, the following amounts as the Lease payments for the Subject Property:

     A. Fixed Rents. As and for the monthly fixed rental for the Subject Property, Tenant agrees to pay the following rate per square foot per month:

                        Rent Per Square     Aggregate      Total
                        ---------------     ---------      -----
Building - SQ.  Ft.      Foot Per Month    Monthly Rent     Rent
-------------------      --------------    ------------     ----

Bldg. M-11               .30               $15,120         $907,200
50,400 sq. ft.                                 375 (parking area paved)
                                           -------
                                           $15,495         $929,700

     B. Time and Method. The lease payments for each month during the lease period of this Agreement shall be payable in advance on the first day of each month during the term of this Agreement and shall be made payable to the Landlord at his below listed address, or such other address as may be later designated in writing, by the Landlord.

     1.05 Security Deposit.

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     A.    Amount. The Tenant will deposit with the Landlord a security deposit of none for the Subject Property which will be held by Landlord according to this Section 1.05.

     B. Non-Payment. The above deposit shall be held by the Landlord (without liability for interest) as security for the faithful performance by the Tenant, of all of the terms, conditions and covenants of this Agreement, which are to be kept and performed by the Tenant during the term hereof. If at any time during the term of this Agreement, which are to be kept and performed by the Tenant during the term hereof. If at any time during the term of this Agreement, any of the lease payments herein reserved shall be overdue and unpaid, or any other sun payable by Tenant to Landlord hereunder shall be overdue and unpaid, then Landlord may, at its option (but Landlord shall not be required to) , appropriate and apply any portion of said deposit to the payment of any such overdue lease payments or other sums.

                    ARTICLE II - RIGHTS AND DUTIES OF TENANT

     2.01. Use of Subject Property. Tenant shall use the Subject Property for the purpose of conducting and carrying on the design, manufacture and sale of exercise and fitness equipment, and engaging in activities allied or related thereto and for no other purpose without the written consent of Landlord. Tenant shall not utilize the Subject Property for any unlawful purpose or activity. Tenant represents it will not produce, store or use any hazardous or toxic waste or substance, PCB, dioxin or asbestos on the Subject Property.

     2.02. Improvements by Tenant. The Tenant shall not make any alterations or improvements in or to the Subject property without the prior consent of the Landlord. All alterations and improvements made shall be at the Tenant's expense, and ail such alterations and improvements made or added to the Subject Property, may be removed by Tenant so long as the Tenant repairs any damages to the Subject Property occasioned by such removal or such removal does not result in any damage to the Subject Property; provided, however, that at the time of Landlord's consent, Landlord shall specify whether the alterations and/or improvements must be or may be removed by Tenant at the end of the lease term.

     2.03. Miscellaneous Expenses. Tenant agrees, at its own expense, to pay all cleaning and janitor costs relative to the Subject Property; to provide its own insurance on improvements and personal property installed or placed by Tenant in or on the Subject Property; to pay all costs and expenses of every nature in connection with Tenant's business activities on the Subject Property, including but not limited to all utility, garbage collection and other charges incurred by Tenant. In addition, Tenant at its own expense, shall pay all property taxes, and fire insurance related to Tenant's personal property and improvements and fixtures installed by Tenant. See Rider 1, Rider 2, Rider 3.

     2.04. Insurance. Tenant shall, at all times during the term of this Agreement, maintain in full force and effect, and pay all premiums for, public liability and general hazard insurance with a reputable insurance company or companies acceptable to Landlord covering Tenant's personal property, inventory, improvements and fixtures (but not covering the Subject Property). The general liability limits of said policy or policies shall not be less than $1,000,000.00 per

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person and per occurrence. Tenant shall, upon request, furnish to Landlord a copy of each policy, and each such policy shall provide that it may not be canceled without prior written notice to Landlord. Landlord and Tenant waive and relinquish any right or claim, including rights of subrogation, against one another that may arise out of any fire or other hazard occurring upon or to the Subject Property or any property (real or personal) of either party located in or upon the Subject Property. See Rider 4.

     2.05. Repair and Maintenance. Tenant shall at all times during the term hereof, and any extensions thereof, keep the Subject Property in sightly condition, and in good repair, and shall not permit the accumulation of any rubbish on the Subject Property. The word "repair" as used in this paragraph shall include any repairs, replacements, changes and/or additions to the Subject Property which may be required by Tenant's use and occupancy thereof, and shall include scheduled servicing and maintenance of all heating and air conditioning equipment and snow removal. In addition to maintaining the Subject Property the Tenant shall keep it free from all liens, encumbrances and security interest, not sell, misuse, conceal, or in any way dispose of it or permit it to be used unlawfully or for hire or contrary to the provisions of any insurance coverage; and not permit it to become a fixture or an accession to other goods. The provisions of this paragraph shall not apply to repairs or reconstruction in the event of damage by fire, casualty or other destruction, or in the event of eminent domain, which shall be the responsibility of Landlord. See Rider 5.

     2.06. Liens and Encumbrances. Tenant agrees that it shall not take any actions, nor make any representations in connection with the Subject Property, nor Tenant's business activities on the Subject Property, which shall have the affect of, or result in the attachment of any lien or other encumbrance to the Subject Property or other-wise to interfere with Landlord's title to the underlying real property. Tenant agrees to repay Landlord the cost to remove any lien with 181 annual interest on any cost to Landlord.

                   ARTICLE III - RIGHT AND DUTIES OF LANDLORD

     3.01. Assignment and Subletting. Tenant will not assign this Agreement in whole or in part, nor sublet all or any part of the Subject Property, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably with-held. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to a-ny subsequent assignment or subletting. If this Agreement be assigned, or if the Subject Property, or any part thereof, be sublet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the rent herein reserved; but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the -acceptance of the assignment, subtenant or occupant as tenant or a release of Tenant from the further performance by Tenant of its covenants and agreement specified herein. Notwithstanding any assignment or sublease, Tenant shall remain fully liable on this Agreement and shall not be released from performing any of the terms, conditions and covenants of this Agreement without the express written consent of Landlord.

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     3.02. Entry by Landlord. Landlord or its agents shall have the right to enter and inspect the Subject Property upon notice to Tenant and at reasonable times and in such manner so as not to interfere with Tenant's business, to examine the Subject Property and to show the Subject Property to prospective purchasers or lessees of the Subject Property and to make repairs, alterations, improvements or additions as Landlord may deem necessary or desirable. in the case of emergency, if Tenant or Tenant's agent shall not be personally present to open and permit an entry into the Subject Property at any time when, Landlord or Landlord's agent may enter the same by a master key or may forcibly enter the same without in any manner affecting the obligations and covenants of this Agreement, any damage caused to property by Landlord would be repaired by the Landlord at its cost. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligations, responsibility or liability whatsoever for the care, maintenance or repair of the Subject Property, or any part thereof, except as otherwise herein specifically provided.

     3.03. Quiet Enjoyment. Landlord warrants and represents that it shall place and maintain Tenant in the peaceful and undisturbed possession of the Subject Property throughout the entire term of this Agreement (including any extensions thereof) so long as Tenant pays the lease payments and performs all of its covenants as specified herein. This Agreement shall be subject and subordinate to the lien of any mortgage or mortgages or trust deed or deeds which may be placed upon the Subject Property or the underlying real property, by Landlord, and Tenant covenants that it will execute and deliver to Landlord or to the nominee of Landlord proper subordination agreements to this effect at a time upon the request of Landlord and without payment being made therefore. Landlord agrees not to create any lien or encumbrance on the Subject Property which shall adversely affect Tenant's right or interest in this Agreement or in the Subject Property, and to defend and indemnify Tenant against all damage or expense suffered by Tenant as a result of the creation or enforcement of any such lien or encumbrance. Any mortgage or deed of trust executed by Landlord upon the Subject Property shall be upon the condition that the mortgages or Trust Deed upon foreclosure or exercise of power of sale shall be subject to this Agreement and Landlord's rights hereunder as provided by law. In the event of any failure of Landlord to abide by the provisions hereof, or in the event of any default of Landlord in performance of its obligations to the holder of an encumbrance on the Subject Property, Tenant may at its election cure any default under any such mortgage or deed of trust but shall not be obligated to do so, and Tenant may deduct the cost of curing such default from the lease payments thereafter to be paid pursuant to this Agreement, and Tenant shall thereupon be subrogated to the rights of the holder of such mortgage or deed of trust against Landlord.

     3.04. Waiver of Landlord's Lien. Landlord hereby expressly waives and relinquishes any and all rights it may have or may hereafter acquire in and to a Landlord's or other lien upon any of the inventory, fixtures, furnishings, equipment or improvements of the Tenant that may from time to time be located in or upon the Subject Property, in this regard, Landlord acknowledges that Tenant may from time to time grant various lenders a security interest in and to Tenant's inventory, furnishings, fixtures, equipment and other improvements that may be located upon the Subject Property for the purpose of securing certain indebtedness essential in the operation of Tenant's business. Accordingly, Landlord shall not now or hereafter claim any lien or other right in and to any of Tenant's inventory, equipment, furnishings, fixtures or

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improvements. Further, Landlord agrees to execute such landlord waivers as may from time to time be required by Tenant's lenders, so long as such landlord waivers are not inconsistent with the terms of this Agreement.

     3.05. Insurance. Landlord shall, at all times during the term of this Agreement, maintain in full force and effect: and pay all premiums for public liability and general hazard insurance with a reputable insurance company or companies acceptable to Tenant covering the Subject Property and all of Landlord's improvements thereon (but not covering Tenant's personal property, inventory, improvements or fixtures). The general liability limits of said policy or policies shall not be less than $1,000,000.00 per person and per occurrence. Landlord and Tenant waive and relinquish any right or claim, including rights of subrogation, against one another that may arise out of any fire or other hazard occurring upon or to the Subject Property or any property (real or personal) of either party located in or upon the Subject Property.

     3.06 Destruction of the Subject Property. In the event of a partial destruction of the Subject Property during the term of this Agreement, or any extension thereof, from any insured cause, Landlord shall forthwith repair the same, provided such repairs can be made within ninety (90) days under the laws and regulations of state, federal, county or municipal authorities; but such partial destruction shall, in no way, annul or void this Agreement, except that the lease payments reserved to be paid hereunder shall be equitably adjusted according to the amount and value of the undamaged space. If such repairs cannot be made within ninety (90) days, this Agreement may be terminated at the option of either party.

                           ARTICLE IV - EMINENT DOMAIN

     4.01. Total Taking. If the whole of the Subject Property hereby demised shall be taken or condemned by any competent authority for any public use or purpose or if so much thereof shall be taken so that Tenant would be unable to continue normal business operations, then the Lease term hereby granted shall cease on the day prior to the vesting of title in such authority and lease payments hereunder shall be paid and adjusted as of that date; any prepaid rental shall be prorated as of the date of such termination.

     4.02. Partial Undertaking. if a portion of the Subject Property shall be taken and, as a result thereof, there shall be such a major change in the character of the Subject Property as to prevent Tenant from using the same in substantially the same manner as theretofore used, then and in that event Tenant, upon fifteen (15) days notice to Landlord, may either cancel and terminate this Agreement as of the date when that part of the Subject Property so taken shall be required for such public purpose, or said Tenant way continue to occupy the remaining portion. In the event Tenant shall remain in possession and occupancy of the remaining portion of the Subject Property, all the terms and conditions of this Agreement shall remain in full force and effect with respect to such remaining portion, except that the lease payments reserved to be paid hereunder shall be equitably adjusted according to the a-mount and value of such remaining space; and provided, further, that Landlord shall, at Landlord's own expense, promptly and with all reasonable diligence, do such work as to make a complete architectural unit of the remainder of the Subject Property and this Agreement shall continue for the balance of its term, subject to

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the terms and conditions herein stated. The portion, if any, of the award or compensation paid on account of such taking to which Tenant is entitled pursuant to the provisions of paragraph C hereof shall be made available to and used by Tenant to pay for the cost or repairing, restoring or constructing said buildings and improvements. If any part of Tenant's portion of the award of compensation shall not be required to pay for the cost of such work, such portion shall, except for the rights of any first mortgagee, be divided equally between Tenant and Landlord.

                     ARTICLE V - EVENTS OF DEFAULT; REMEDIES

     5.01. Default by Tenant. Upon the occurrence of any of the following events Landlord shall have the remedies set forth in Section 5.02.

     A. Tenant fails to pay any rental or any other sum due hereunder within ten (10) days after the same shall be due.

     B. Tenant fails to perform any other term, condition, or covenant to be performed by it pursuant to this Agreement within thirty (30) days after the written notice of such default shall have been given to Tenant by Landlord.

     C. Tenant or its agents shall falsify any report required to be furnished to Landlord.

     D. Tenant of this Agreement shall become bankrupt or insolvent or file any debtor proceedings or have taken against such party in any court pursuant to state or federal statute, a petition in bankruptcy or insolvency, reorganization, or appointment of a receiver or trustee; and such proceeding shall not be dismissed, discontinued or vacated within thirty (30) days from the filing or appointment, or Tenant petitions for or enters into an arrangement; or suffers this Lease to be taken under writ of restitution.

     E. The doing, or permitting to be done, by Tenant of any act which creates a mechanic's lien or claim against the land or building of which the Subject Property are a part if not released or otherwise provided for by indemnification satisfactory to Landlord within thirty (30) days thereafter; and

     5.02. Remedies. Upon the occurrence of the events set forth in Section 5.01, Landlord shall have the option to take any or all of the following actions, without further notice Or demand of any kind to Tenant or any other person:

     A. Immediately re-enter and remove all persons and property from the Subject Property, storing said property in a public place, warehouse, or elsewhere at the cost of, and for the account of, Tenant, all without service of notice or resort to legal process and without being deemed guilty of or liable in trespass. No such re-entry or taking possession of the Subject Property by Landlord shall be construed as an election on its part to terminate this Agreement unless a written notice of such intention is given by Landlord to Tenant. No such action by Landlord shall be considered or construed to be a forcible entry.

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     B.    Should Landlord re-enter, as provided above, or should it take possession pursuant to legal proceedings or pursuant to any notice provided for by law, and whether or not it terminates this Agreement, it may make such alterations and repairs as may be necessary in order to relet the subject Property, and relet the same or any part for such term or terms (which may be for a term extending beyond the term of this Agreement) and at such rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting all rentals received by the Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including brokerage fees and attorney's fees and costs of any alterations and repairs; third, to the payment of rent due and unpaid, and the residue, if any, shall be held by Landlord and applied in payment of future rents as the same may become due and payable. If such rentals received from such reletting during any month be less than that to be paid during such month by Tenant, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry and reletting of the Subject Property by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant pursuant to subsection c., above. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Agreement for such previous breach. The remedies given to Landlord in this Section 5.02 shall be in addition and supplemental to all other rights or remedies which Landlord may have under laws then in force.

     C. Collect by suit or otherwise each installment or rent or other sum as it becomes due hereunder, or enforce, by suit or otherwise, any other term or provision on the part of Tenant required to be kept or performed.

     D. Terminate this Agreement by ten (10) days written notice to Tenant. In the event of such termination, Tenant agrees to immediately surrender possession of the Subject Property. Should Landlord terminate this Lease, it way recover from Tenant all damages it may incur by reason of Tenant's breach, including the cost of recovering the Subject Property, reasonable attorney's fees, and the worth at the time of such termination of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this Agreement for the remainder of the stated term over the then-reasonable rental value of the Subject Property for the remainder of the stated term, all of which amounts shall be immediately due and payable from Tenant to Landlord.

                           ARTICLE VI - MISCELLANEOUS

     6.01. Waiver. The waiver by Landlord of any breach of any term, covenants or condition herein contained shall not be deemed to be a waiver of such term, condition or covenant, or any subsequent breach of the same, or any other term, covenant or condition herein contained. The subsequent acceptance of lease payments hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Agreement, other than the failure of Tenant to pay the particular lease payment so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such lease payment. No covenant, term or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing by Landlord.

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     6.02. Entire Agreement. This Agreement contains the entire Agreement between the parties, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force and effect.

     6.03. Force Majeure. In the event that either party hereto shall be delayed or hindered in, or prevented from, the performance of any act required hereunder, by reason of strikes, lockouts, labor trouble, inability to procure materials, failure of power, restrictive governmental laws or regulations, riots, insurrections, war, natural disaster, or other reason of a like nature, not the fault of the party delayed in performing work or doing acts required under the term of this Agreement, then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this paragraph shall not operate to excuse Lessee from payment of any lease payment, additional lease payment or other payments required by the terms of this Agreement.

     6.04. Delivery of Subject Property. Tenant agrees to deliver LIP the Subject Property to Landlord at the expiration of this Agreement in as good a condition as when the same was entered into by Tenant, reasonable wear and tear excepted.

     6.05. Default. If either party defaults in any of the Covenants or agreements contained herein, the defaulting party shall pay all Costs and expenses, including a reasonable attorney's fee, incurred by the other party in enforcing its rights arising under this Agreement.

     6.06. Notices. Any notices sent to the parties may be sent to them at the following addresses by certified or registered mail:


           Landlord,         Freeport Center Associates
                             P.O. Box 132S
                             Clearfield, Utah 84016

           Tenant:           ProForm Fitness Products, Inc.
                             Attn: Chief Financial Officer
                             1500 South 1000 West
                             Logan, Utah 84321

     6.07. Headings and Paragraph Numbers. Headings and paragraph numbers have been inserted solely for convenience and reference and shall not be construed to effect the meaning, construction of effect of this Agreement.

     6.08. Invalid Provision. If any provisions of this Agreement shall be determined to be void or unenforceable, such determination `shall not effect the validity of any remaining portion of this Agreement, and any remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion eliminated.

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     6.09. Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, agents, successors-in- interest, assigns and transferees.

     6.10. Governing Law. The terms and conditions of this Agreement shall be governed according to the laws of the State Of Utah.

     6.11. Authority of Signatories. Each person executing this Agreement individually and personally represents and warrants that he is duly authorized to execute and deliver the same on behalf 6f the entity for which he is signing (whether it be a corporation, general or limited partnership, or otherwise), and that this Agreement is binding upon said entity in accordance with its terms. See Rider 7.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first hereinabove written.

                                        LANDLORD:

                                        FREEPORT CENTER ASSOCIATES

                                        By        /s/ ILLEGIBLE
                                           -------------------------------------
                                           Its       [ILLEGIBLE]
                                              ----------------------------------

                                        TENANT:

                                        PROFORM FITNESS PRODUCTS, INC.

                                        By         /s/ S. Fred Beck
                                           -------------------------------------
                                           Its _________________________________

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                             EXHIBIT "A" - PREMISES

     50,400 square feet of floor space, more or less, in Building Number M-11 together with the underlying and immediately adjacent land and such use of the surrounding walls and roof as may be necessary for use of the space for the purposes herein set out, such land and building being more completely delineated on a map entitled "General Plan, Conditions as of June 1988" attached hereto as Exhibit "B", and made a part hereof, and the location of such floor space within such building being more completely delineated on a drawing entitled Building M-11, attached hereto as Exhibit "C" and made a part hereof.

     Together with the necessary rights of ingress and egress and the right to use in common with other, all of the roadways serving the above described buildings to the extent necessary to enable the Tenant to utilize the property for the purposes herein set forth.

                                      -11-

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                                   EXHIBIT "B"

                                [GRAPHIC OMITTED]

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                                   EXHIBIT "C"

                                [GRAPHIC OMITTED]

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                                     Rider 1

     PAYMENT OF CERTAIN INCREASES IN PROPERTY TAXES, UTILITIES AND INSURANCE:

     PAYMENT OF TAXES AND UTILITIES: Tenant shall pay its pro rata share of all property increases tax (on land and improvements) over and above the 1994 base year taxes, and all charges for public utilities including water and sewer used on the leased premises. Landlord shall pay the 1994 taxes (1994 Base Year Tax) for the term of this lease or extensions. Tenant shall be required to pay the increase, if any, over the 1994 Tax Base amount. Landlord will provide Tenant with a complete computation of property taxes including a pro ration by the Davis County Assessor and assessments on the premises and within thirty (30) days thereafter Tenant will pay to Landlord such amount as is due! to the taxing authorities for the premises. Provided, however, that Tenant shall not be required to pay Landlord until fifteen (15) days from the date which taxes are due, that date being November 30, of each year.

     Real property taxes include all assessments and other governmental levies, ordinary and extraordinary, foreseen and unforeseen, which are assessed or imposed upon the premises or become payable during the term of this Lease. Landlord warrants that as of the date this Lease is executed there are no special assessments taxed or imposed against the premises.

     All amounts payable by Tenant under the provisions of this Paragraph shall be prorated during the first and last years of this Lease on the basis of a 360-day year, 30 days allocated to each month.

     The Tenant shall also have the right at its own cost and expense, and for its sole benefit, to initiate and prosecute any proceedings permitted by law for the purpose of obtaining an abatement of or otherwise contesting the validity or amount of taxes assessed to or levied upon the demised premises and required to be paid by the Tenant and to defend any claims for lien that may be asserted against Landlord's estate, and, if required by law, the Tenant may take such action in the name of the Landlord who shall cooperate with the Tenant to such extent as the Tenant may reasonably require, to the end that such proceedings may be brought to a successful conclusion; provided, however, that the Tenant shall fully indemnify and save the landlord harmless for all loss, cost, damage and expense incurred by or to incurred or suffered by the Landlord in the premised arising out of such tax protest.

     PAYMENT OF INSURANCE Tenant shall also pay to Landlord any amount by which the property insurance premiums allocable to the demised premises for any year during the term of this Lease exceed the annual premium of $270.56 presently paid by Landlord for the demised premises prior to Tenant's occupancy. In determining whether increased premiums are allocable to the demised premises, any schedules `or rating procedures, as well as general rate increases, as determined by the Organization issuing the insurance shall be conclusive evidence of the several items and charges which make up the insurance rates and premiums on the demised premises. Landlord will provid6 Tenant with a complete computation of the premium increase on the demised premises and within thirty
(30) days thereafter Tenant will pay Landlord the insurance premium increase as set forth in the computation.

     C. If this Lease is terminated at other than the end of a calendar year, all amounts payable by Tenant to Landlord under the provisions of this paragraph shall be prorated an the basis of a 360-day year, 30 days allocated to each month.

                                     Rider 2

     CONDITION OF THE PREMISES: Tenant has inspected the demised premises including all equipment which is a part thereof and accepts the premises in the condition they are in at the time of the commencement of the term of this Lease without any representation express or implied on the part of Landlord or its agents as to the condition of the premises, or suitability of the premises for Tenant's use.

                                     Rider 3

     COMPLIANCE WITH GOVERNMENTAL REQUIREMENTS: Tenant shall, at Tenant's own expense, comply with all laws, ordinances, regulations or orders of any federal, state, country, municipal or other public authority affecting the Tenant's use of the premises promptly correcting any non-compliance upon discovery thereof and Landlord hereby consents to any action reasonably taken by Tenant to correct such non-compliance. Tenant will not commit any waste on the premises nor permit any obnoxious odors or noise to emanate from the premises, nor shall it knowingly use or permit the use of the premises in violation of any present or future law, rule or regulation of the United States or of the State of Utah, or in violation of any country or municipal ordinance or regulation applicable thereto.

                                     Rider 4

     INDEMNIFICATION: Tenant shall pay and shall indemnify and hold harmless from and against any and all liabilities, fines, losses, damages, costs (including attorney's fees and expenses) causes of action, claims or judgments of any nature whatsoever, unless due to the negligence or willful misconduct of Landlord or its principals, employees or agents, in connections with any and all of the following:

     (a) any injury to, or the death of, any person on the premises or upon adjoining streets or walks, or in any way related to Tenant's use or occupancy of the premises:

     (b) any theft of or damage to or destruction of goods, wares, merchandise and all other property of Tenant or others located on the premises or arising from Tenant's use of the premises;

     (c) any negligent, careless or willful act of Tenant or any of its agents, Contractors, servants, employees, assigns or subtenants, licensees or invitees, if any;

     (d) any violation by Tenant of any covenant, restriction, agreement or condition of this Lease; violation by Tenant of any contract or agreement to which Tenant is a party relating to Tenant's use of the premises, or violation by Tenant of any restriction, law, ordinance or regulation affecting the premises of any part thereof including the occupancy of use thereof.

Each of these indemnifications shall survive the expiration of termination of this Lease.

                                     Rider 5

     AUTOMATIC SPRINKLER SYSTEM: Landlord agrees to maintain the Automatic Sprinkler System to conform with the requirements of the Utah Fire Rating Bureau for grading the building as any Automatic Sprinklered Building. Tenant agrees to repair any damage to this system arising out of its occupancy, and to hold Landlord free and harmless from damage to or destruction of any and all property resulting from leakage of said Automatic Sprinkler System, during the term of this Lease or any extension thereof, or any holdover occupancy.

     GLASS: Tenant agrees to immediately replace all glass broken or damaged during the term of this Lease with glass of the same quality as that broken or damaged.

     LIGHTS ON EXTERIOR OR BUILDING: Tenant shall burn the lights affixed to the exterior of any building it occupies from one (1) hour after sunset to one (1) hour before sunrise nightly.

                                     Rider 6

     Tenant and Landlord hereby mutually release and waive their entire right of recovery against the other party for any and all loss or damage to the improvements, all personal property of Tenant, and any installation, betterments or improvements added to the building by Tenant, where such loss is occasioned, caused or incurred by, or results from fire, windstorm, hail, explosion, riot attending strike, civil commotion, aircraft, vehicles, smoke and vandalism and all other perils which are insurable against, whether said loss occurred or was caused by the negligence of the Tenant or Landlord, their agents, servants, employees, sublessees or concessionaires, or otherwise. Landlord and Tenant each further warrant that insurance companies insuring Landlord or Tenant shall have no rights against the other, whether by assignments, subrogation or otherwise. Willful misconduct of a criminal nature lawfully attributable to either party shall to the extent that said conduct contributes to loss or damage not be excused under this Paragraph.

                                     Rider 7

     LIMITATION OF LANDLORD'S LIABILITY: The obligations of Landlord under this Lease do not constitute personal obligations of the individual partners of Landlord and Tenant shall look solely to the real estate that is the subject of this Lease and to no other assets of the Landlord for satisfaction of any liability in respect of this Lease and will not seek recourse against the individual partners of Landlord or any of their personal assets for such satisfaction.

     SUBORDINATION OF LEASE TO MORTGAGES ON THE DEMISED PREMISES: This Lease shall be subject and subordinate to any mortgage (or trust deed) now existing or hereafter placed on the demised premises given to secure a loan made by a lender to Landlord, and to any renewals, replacements, extensions or consolidations thereof, which shall contain a provision that, so long as

Tenant shall not be in default in the performance of its obligations under this Lease in such manner and after such notice as would entitle Landlord to terminate this lease, the holder of such mortgage shall not disturb the possession of Tenant or terminate this Lease.

                                                     Building M-11
                                                     Amendment
                                                     Term: 11/01/95 - 9/30/99
                                                     Month to Month Thereafter


                               AMENDMENT TO LEASE

     This Amendment to lease is made and entered into this 12th day of October, 1995 by and between FREEPORT CENTER ASSOCIATES, hereinafter called "Landlord" and ICON HEALTH & FITNESS, hereinafter called "Tenant."

                               W I T N E S S E T H

     In consideration of the covenants and agreements of the respective parties herein contained, the parties hereto do hereby agree as follows:

                             BACKGROUND INFORMATION

     WHEREAS, Landlord and Tenant have executed a Lease dated Oct. 1, 1994 affecting certain real property in the City of Clearfield, County of Davis, State of Utah, known as Building M-11 and

     WHEREAS, Tenant desires to have certain improvements and modifications made to the demised premises by Landlord, and Landlord is willing to contact for construction of certain improvements and modifications. Tenant agrees to repay Landlord for the contracted improvements in the form of higher rental payments over a 47 month term commencing November 1, 1995 and ending September 30, 1999.

     THEREFORE, for valuable consideration, the receipt of which is acknowledged by both parties, the parties hereto agree that the above described lease is amended as follows:

     A. A new Paragraph 1.04 B entitled ADDITIONAL RENT FOR 1995 IMPROVEMENTS is added to the existing Paragraph 1.04 of the Lease to read in its entirety as follows:

     1.04.B. ADDITIONAL RENT FOR 1995 IMPROVEMENTS: Tenant also agrees to pay as ADDITIONAL RENT to Landlord at the office of Landlord, Clearfield, Utah, or at such other place as Landlord may from time to time designate over the term of the Lease as ADDITIONAL RENT of $505 per month calculated as follows:

                        Paving North End of Building M-11

     Cost:                                                      $24,734
     Less: Landlord's Participation                               6,956
                                                                -------
     Cost to be Amortized                                       $17,778

     AMORTIZATION:
           Principle Amount                                     $17,778
           Term:                                              47 months
                                                    (11/01/95 - 9/30/99)
           Interest Rate                                            9.5%
           Monthly Payment                                      $   455

           B. A new Exhibit "E" shall be added to the Lease. Said Exhibit "E" consists of a proposal from Jack B. Parson Companies and is a proposal/contract and description of the work to be performed.

     Except for the foregoing, all the terms and conditions of the existing lease shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this instrument to be executed the day and year first above written.

TENANT:                                     LANDLORD:

ICON HEALTH & FITNESS                       FREEPORT CENTER ASSOCIATES

By         /s/ ILLEGIBLE                    By       /s/ ILLEGIBLE
   ----------------------------------           --------------------------------
Its        Sr. V.P. of Mfg.                 Its         [ILLEGIBLE]
    ---------------------------------           --------------------------------

                                                                     EXHIBIT "E"


July 15, 1994


Freeport Center
Attn: Steve Barrett
P.O. Box 1325
Clearfield, UT 84016

RE:   Building M-11 East/Parking Area

Dear Steve:

Big-D Construction proposes to furnish all material, labor, equipment, and supervision necessary to complete the following:

     .    Finish grade area east of Building M-11 (Approximately 380' x 150')
     .    Curb wall around landscape area
     .    Install 6" engineered fill and compact
     .    Install 3" asphalt
     .    Stripe lot with 154 stalls

          TOTAL BID AMOUNT:               $60, 500.00
                                          -----------

Alternate #1      Provide Items 1, 2, and 3 only from above scope of work

                  TOTAL    $24,225.00

I appreciate the opportunity to work with you. Please feel free to give me a call if I can be of any further assistance.

if you agree with the above scope of work, please sign and return for contractor's signature. The original copy will then be sent back to you.

FREEPORT CENTER                          BIG-D CONSTRUCTION
Owner                                    Contractor


By:  __________________________          By:  __________________________
       Signature                                Signature

                                          Mark Wayment, Project Manager
_______________________________          -------------------------------
Printed Name & Title                     Printed Name & Title

July 15, 1994


Freeport Center
Attn: Steve Barrett
P.O. Box 1325
Clearfield, UT 84016

RE:  Building M-11 East

Dear Steve:

Big-D Construction proposes to furnish all material, labor, equipment, and supervision necessary to complete the following:

     .    Provide civil, architectural, and structural drawings for project
     . Site demolition includes all sawcutting of concrete, asphalt and curb and gutter
     .    Install storm drain system as per civil drawings
     .    Relocate fire hydrant to accommodate new truck ramp
     . Pour foundation around existing tank pad to new size of 25' x 65' and new dock floor to foundation where needed
     .    Pour retaining walls on each side of new truck ramp
     .    Install slot drain at bottom of truck ramp
     .    Pour 6" reinforced concrete ramp
     .    Repair curb & gutter to accommodate new layout
     .    Repair landscaping
     .    Install steel canopy 25' x 65' x 16' high with lighting
     . Demo door openings and structurally support to accommodate new 12' x 11' rollup doors (two each)
     .    Provide and install four each dock levelors
     .    Site safety and cleanup

                          TOTAL BID AMOUNT: $167,312.00
                                            -----------

I appreciate the opportunity to work with you. Please feel free to give me a call if I can be of any further assistance.

if you agree with the above scope of work, please sign and return for contractor's signature. The original copy will then be sent back to you.

FREEPORT CENTER                            BIG-D CONSTRUCTION
Owner                                      Contractor


By:  __________________________            By:  ____________________________
       Signature                                  Signature


                                             Mark Wayment, Project Manager
_______________________________            ---------------------------------
Printed Name & Title                       Printed Name & Title

                                ESTIMATE SUMMARY

Bid Sheet
M-11 Freeport Ctr.                       0 Sq. Ft.                Big-D Const.
Dock Mod.                                                         Prepared Mark Wayment

--------------------------------------------------------------------------------------------------
TRADE                              QUANTITY      MAT.      LABOR     EQUIP.      SUB      TOTAL

==================================================================================================
General Conditions                                 321       3720      3440       160    $  7,641
Permits & Fees                                       0        186         0      2480    $  2,666
Arch. Fees                                           0          0         0      2240    $  2,240
Civil Eng. & Layout                                  0        273         0      2682    $  2,955
Site Demo                                           85        628       703      3255    $  4,671
Storm Drain                                          0          0         0      7210    $  7,210
Fire Hydrant                                         0          0         0      4488    $  4,488
Sawcut & Demo @ Dock                                85       1342      1160      6480    $  9,067
Excavation                          426 Yds.       115       1013       322         0    $  1,450
Foundation                          130'           399        891       162         0    $  1,452
Backfill                            91 Yds.         35        263       114         0    $    412
Dock Floor Patches                                 382        406       851         0    $  1,639
Retaining Wall                      184'           572        974       864         0    $  2,410
Slot Drain                          65'           2044       1135       322         0    $  3,501
Concrete Ramp                       6000'        11333       3792      1080         0    $ 16,205
Waterway R/R                        175'           312       1146       680       255    $  2,393
Curb & Gutter                                        0          0         0      1860    $  1,860
Landscaping                                          0          0         0      3740    $  3,740
Steel Canopy                        2080'        12748       5291      3417         0    $ 21,456
Struct. Steel Jamb                  4 Ea.         3520       1940       380         0    $  5,840
Sawcut Door Op.                     4 Ea.            0        382       185      2880    $  3,447
Sawcut Levelor P                    4 Ea.            0        486       316       912    $  1,714
Bollards                            8 Ea.          480        402       144         0    $  1,026
Asphalt Patch                                        0          0         0      1735    $  1,735
Painting                                             0          0         0      1936    $  1,936
O.H. Doors                          2 Ea.            0          0         0      5432    $  5,432
Dock Levelors                       4 Ea.            0        526       112      9264    $  9,902
Canopy Elect.                                        0          0         0      3360    $  3,360
Cleanup                                            160        418       224       240    $  1,042
--------------------------------------------------------------------------------------------------

Subtotal                                        32,591     25,214    14,476    60,609    $132,890
Bond (From Table)                                            0.00%                       $      0
Sales Tax                                         6.25%                                  $  2,037
Labor Burden                                                38.00%                       $  9,581
                                                                                         --------

Total Direct Costs                                                                       $144,508
Overhead & Profit                                           15.78%                       $ 22,803
              0                                              0.00%                       $      0
                                                                                         --------
TOTAL                                                                                    $167,312

July 15, 1994


Freeport Center
Attn: Steve Barrett
P.O. Box 1325
Clearfield, UT 84016

RE:  Building M-11 East/Interior Work

Dear Steve:

Big-D Construction proposes to furnish all material, labor, equipment, and supervision necessary to complete the following:

     .    Demo Mezzanine pit and red iron
     .    Infill Mezzanine floor flush with existing
     .    6" stud framing wall on west side of Mezzanine and drywall to finish
     .    Remove brick pavers and trough drains and pour concrete flush with existing
     . Demo H.V.A.C. ducting in cooler room to ceiling height or approximately 10' and cap as needed
     .    Move and modify steel stairs as needed to install on east side of
          Mezzanine
     .    Site Safety and cleanup

          TOTAL BID AMOUNT:       $18,741.00
                                  ----------

I appreciate the opportunity to work with you. Please feel free to give me a call if I can be of any further assistance.

if you agree with the above scope of work, please sign and return for contractor's signature. The original copy will then be sent back to you.

FREEPORT CENTER                               BIG-D CONSTRUCTION
Owner                                         Contractor


By:  __________________________               By:  ___________________________
       Signature                                     Signature


_______________________________                 Mark Wayment, Project Manager
                                              --------------------------------
Printed Name & Title                          Printed Name & Title

                                ESTIMATE SUMMARY

Bid Sheet
M-11 Freeport Ctr.                      0 Sq. Ft.
Interior Work                                                Prepared By:  Big-D Const.

----------------------------------------------------------------------------------------------
TRADE                             QUANTITY     MAT.     LABOR     EQUIP.     SUB      TOTAL

==============================================================================================
General Conditions                               45        826       362        0     $ 1,233
Demo Mezz. Pit                                    0        601       318        0     $   919
Infill Mezz. Pit                                300        813       524        0     $ 1,637
Mezz. Flooring                                  425        744       315        0     $ 1,484
Mezz. Wall                                      210        341       105        0     $   656
Demo Elev Shaft                                  15        593       162        0     $   770
Railings                                       1154        605       213        0     $ 1,972
Demo & Concrete Paver Area                     1536       1131      1372        0     $ 4,039
Demo H.V.A.C. Duct                                0        506       123        0     $   629
Move & Modif. Stairs                            113        428        72        0     $   613
Misc. Patch/Repairs                              85        243        60        0     $   388
Site Cleanup & Safety                            30        206       110      132     $   478
----------------------------------------------------------------------------------------------

Subtotal                                      3,868      6,211     3,374      132     $13,585
Bond (From Table)                                         0.00%                       $     0
Sales Tax                                      6.25%                                  $   242
Labor Burden                                             38.00%                       $ 2,360
                                                                                      -------
Total Direct Costs                                                                    $16,187
Overhead & Profit                                        15.78%                       $ 2,554
            0                                             0.00%                       $     0
                                                                                      -------
TOTAL                                                                                 $18,741

                       [Freeport Center Associates Header]




                                                           August 8, 1994


VIA FAX - (801) 753-0209


John White
Pro-Form

     Re: Incremental Increase for Paved Parking Lot

Dear Jon:

I think it would be prudent to pave the new parking lot, install curb and gutter and do some modest landscaping along the west edge of the lot. The incremental cost to do this is $36,275. I propose to split the cost equally with Pro-Form for this increased expense.

Pro-Form's share, amortized over the 60 month lease term is $375 per month. If you are in agreement, I would amend the lease to indicate this change.

Sincerely,

FREEPORT CENTER ASSOCIATES


  /s/ Stephen L. Barrett
---------------------------
Stephen L. Barrett
Director
Economic Development

                             [Jack B. Parson Header]




PROPOSAL            FREEPORT CENTER ASSOCIATES
SUBMITTED TO:       FREEPORT CENTER
                    CLEARFIELD, UTAH  84015

PROJECT:            ATTN: NORM

LOCATION

DESCRIPTION

JOB SPECIFICATION AND PRICE (If unit prices are quoted, units will be measured on completion and ________ at these rates)

NORTH END BUILDING M-11

1.   Excavate as required to subgrade elevation
2.   Furnish, place and compact an eight inch crushed gravel base
3.   Furnish, place and compact a three inch asphalt mat

                                           Area Approx:        21,322 SF
                                           Unit Price of:      $1.16 per SF
                                           Approx. Total:      $24,734.00


                                   EXHIBIT "E"










We hereby propose to furnish labor and materials - complete in accordance with the above specifications, for the sum of SAME AS ABOVE dollars ($______________), payment to be made as follows: Net due in 30 days following date of Invoice. Including monthly payments equal to the evaluation of work performed in any preceding month. INTEREST at the rate of _______% per month will be charged on all past due accounts. This is an ANNUAL PERCENTAGE RATE OF

18%. Purchaser ______________________________________ becomes necessary to place account for collection. All work to be completed in a workmanlike manner according to standard practices. Any ___________ or deviation from above specifies _____ invoke in extra cost, will be executed on ________ written orders and will become an extra charge over and above the estimated.

THIS QUOTATION IS SUBJECT TO ALL THE TERMS AND CONDITIONS LISTED ON THE REVERSE SIDE HEREOF, WHICH TERMS AND CONDITIONS ARE INCORPORATED HEREIN BY REFERENCE.

JACK B. PARSON COMPANIES                THE UNDERSIGNED HEREBY ACCEPTS THIS
                                        PROPOSAL INCLUDING ALL TERMS AND
                                        CONDITIONS THEREOF
By:      /s/ ILLEGIBLE
     ----------------------------
                                        ACCEPTED BY: __________________________
Dated:  OCT. 11, 1995
       --------------------------
                                        TITLE: ________________________________

                                        FOR: __________________________________

                                        DATE: _________________________________